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Exhibit 10.37

SEVERANCE AGREEMENT AND RELEASE OF CLAIMS

        Larry D. Hartwig (hereinafter "Employee") on the one hand, Feather River State Bank and California Independent Bancorp (collectively hereinafter, "Employer"), on the other hand, hereby enter into this Severance Agreement and Release of Claims (hereinafter, "Agreement") under the following terms and conditions:

        1.    Background and Purpose.

          1.1  Employee was employed by Employer as President and Chief Executive Officer.

          1.2  Employee, for his part, and Employer, for its part, desire to mutually sever the employment relationship between them on the terms and conditions set forth below.

        2.    Effective Date and Severance Date.    This Agreement shall become effective on May 8, 2002 ("Effective Date"). Employee's last day of service to Employer ("Severance Date") shall be May 10, 2002.

        3.    Consideration.    In consideration of the releases and agreements set forth herein Employer agrees to provide Employee with the following severance benefits:

          3.1  Employee shall receive any unpaid portion of his earned wages, vacation pay, car allowance, and Peach Tree country club membership dues as though he worked through July 19, 2002. Employer shall match, pursuant to the plan's limitations, any contributions made by the Employee through the Effective Date of this Agreement in 2002 to Employer's 401(k) plan. Employee shall also receive reimbursement for all reasonable documented unreimbursed business expenses incurred in the performance of his duties through the Severance Date Such payment shall be made to Employee on the Severance Date.

          3.2  (a) Not later than May 15, 2002, Employee shall pay to Employer $234,992 (the "Salary Continuation Buyout Amount"). Thereafter, commencing July 1, 2005, Employer shall pay to Employee each month for a period of 180 months an amount equal to $6,250.00 (collectively, the "Salary Continuation Payout"). In the event that Employee dies prior to the expiration of the 180 month period, such payments shall be made to Employee's surviving spouse or, if none, to the duly qualified personal representative, executor or administrator of Employee's estate.

                  (b) Notwithstanding the provisions of Section 3.2(a), in the event that Employer hereafter reasonably determines that the payment arrangements would result in unanticipated adverse bank regulatory or tax consequences, or not be net cost neutral to Employer, Employer may give written notice to Employee, not later than June 10, 2002, of it's election to terminate the Salary Continuation Payout. In such event, Employer shall promptly reimburse Employee for the Salary Continuation Buyout Amount (plus interest thereon to the date of payment at 4.0% per annum). In addition to such reimbursement, Employer shall pay Employee $257,279, representing an amount equal to Employer's accrued salary continuation liability through July 19, 2002 under the Executive Salary Continuation Agreement, dated October 27, 1999, between Employer and Employee.

          3.3  Employer for a two-year period from the Severance Date of this Agreement shall provide to Employee all current life insurance, medical, dental, vision and hospitalization insurance and long-term disability. After two years from the effective date of this Agreement, Employee shall be entitled to elect to receive COBRA benefits as provided by law. In the event that Employee should become employed by a new employer that offers any material insurance benefits, Employer's obligations under this paragraph shall immediately cease.

          3.4  As of the effective date of this Agreement, paragraph 5(e)(3) of Employee's California Independent Bancorp Nonqualified Stock Option Agreement dated September 19, 2000, shall be amended to provide for the vesting of an additional 1,000 options, and that those options along with the 3,150 options that were already fully vested as of the date of this Agreement shall expire on July 31, 2003. Employee further hereby acknowledges that he is not entitled to the vesting of any additional options.

          3.5  Employee agrees that he is not entitled to any payments, including bonuses except for those payments expressly provided for in this Agreement.

          3.6  Employee will immediately provide Employer with a written resignation from all director and officer positions he currently holds with California Independent Bancorp, Feather River State Bank and with any subsidiaries or affiliates of either entity effective on the Severance Date.

Employee understands and acknowledges that he shall be entitled to no benefits from the Company other than those expressly set forth in this Section 3.

        4.    Relinquishment of Entitlement to Employment Agreement and Salary Continuation Agreement.    Except as otherwise provided for in this Agreement, Employee relinquishes any rights, or entitlement to payments or other benefits he may have pursuant to the terms of his Employment Agreement, dated July 19, 1999 with Employer, and his Executive Salary Continuation Agreement dated October 27, 1999, with Feather River State Bank.

        5.    Non-Raiding and Non-Solicitation of Customers.    Employee shall not, acting directly or indirectly, solicit, induce or attempt to induce or encourage any of the employees or consultants of Employer to leave their employment. Employee further agrees that he shall not, acting directly or indirectly, utilize any confidential information, trade secrets, or customer, borrower or depositor or other information obtained from Employer or while serving as an employee, to solicit, induce or attempt to induce or encourage any customer, borrower or depositor of Employer to end, modify or terminate its relationship with Employer.

        6.    Cooperation.    Employee agrees to reasonably cooperate with Employer in the future in the event any litigation, arbitration or other legal or administrative proceeding or investigation is initiated by or against Employer. Said cooperation includes, but is not limited to, making himself available to Employer and/or the Employer's attorneys to answer questions regarding any loans or other activities of the Employer for which Employee has knowledge, to assist the Employer by making himself available to testify as a witness at any proceeding or deposition, and to cooperate fully in any investigation the Employer may need to conduct in either prosecuting or defending any litigation involving the Employer. Employer agrees to reimburse Employee for any reasonable travel, lodging, and meal expenses or lost wages incurred by Employee in assisting Employer.

        7.    Releases of Liability.

          7.1  In consideration of the promises and covenants contained in this Agreement, Employer and Employee agree to the following releases.

          7.2  Specific Release of Age Discrimination Claim.

            7.2.a.    Age Discrimination in Employment Act.    Employee represents that he understands and acknowledges that the Age Discrimination in Employment Act, provides him the right to bring a claim against Employer if the Employee believes that he has been discriminated against on the basis of age. Employee expressly warrants that he will not file any claim or action against Employer, it officers, directors, shareholders, agents, employees or any entity or employee associated with or employed by Employer based on any alleged violations of the Age Discrimination in Employment Act arising prior to the date he executes this Agreement.

    Employee hereby waives any right to assert a claim for relief under this Act, including but not limited to, back pay, attorneys' fees, damages, reinstatement or injunctive relief.

            7.2.b    Older Workers Benefit Protection Act.    Pursuant to the terms of the Older Workers' Benefit Protection Act ("OWBPA"), Employee acknowledges that he is waiving any claims he may have under the Age Discrimination in Employment Act arising prior to the date he executes this agreement. Employee acknowledges that he has had twenty-one (21) days in which to consider the terms of this Agreement. Employee acknowledges that, by the terms of this Agreement, Employee has been advised in writing that the Employee should consult with an attorney regarding the terms and conditions of this Agreement. Employee further acknowledges that, by the terms of this Agreement, he has been advised that following execution of this Agreement, Employee has seven (7) days in which he may revoke this Agreement and that this Agreement does not become effective until the seventh day following execution of the Agreement. The date, seven (7) days following the execution of the Agreement, shall be the effective date of this Agreement. Employee further acknowledges that he has consulted with an attorney and is fully aware of the rights and claims being released by his execution of this Agreement.

          7.3    Specific Release of Statutory Rights Claims.    Employee understands and acknowledges that Title VII of the Civil Rights Act of 1964 as amended, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Vietnam Era Veterans Readjustments Assistance Act of 1974, the California Family Rights Act of 1991, the Federal Family and Medical Leave Act of 1993, and the California Fair Employment and Housing Act, as amended, and applicable provisions of California's Labor Code (including, but not limited to, the Worker's Compensation and Insurance provisions contained in section 3200 et. seq.) provide the right to an employee to bring charges, claims or complaints against an employer if the employee believes he has been discriminated against on a number of bases, including race, ancestry, color, religion, sex, marital status, national origin, age, status as a veteran of the Vietnam era, request or need for family or medical leave, physical or mental disability, medical condition, or sexual preference. Employee, with full understanding of the rights afforded him under these federal and state laws, agrees that he will not file, or cause to be filed against Employer, any charges, complaints, or actions based on any alleged violation of these federal and state laws, including California Worker's Compensation laws, or any successor or replacement federal or state laws. Employee hereby waives any right to assert a claim for relief available under these federal and state laws including, but not limited to, back pay, attorneys' fees, damages, reinstatement, or injunctive relief, which Employee may otherwise recover based on any alleged violation of these federal and state laws, or any successor or replacement federal or state laws.

          7.4    General Release.    Excepting the obligations that are expressly set forth in this Agreement, Employee shall and hereby does release and forever discharge Employer, and Employer's predecessors, successors, heirs, assigns, executors, administrators, agents, employees, representatives, attorneys, affiliates, subsidiaries, and any and all past or present officers, directors and shareholders of Employer, and all of them, as well as any and all persons acting or allegedly acting by, under, through or in concert with any of them, against any and all claims, damages, actions, causes of action, liabilities, judgments, liens, contracts, agreements, rights, debts, suits, obligations, promises, acts, costs and expenses (including, but not limited to, attorneys' fees), damages and charges of whatsoever nature, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, fixed or contingent, or ever filed or prosecuted (hereinafter, collectively referred to as "Claims") which Employee may now have, or claims to have, or any time heretofore had, or claimed to have had, against Employer, or any other claim, as a result of things undertaken, said, stated, done or admitted to be done up to and including the date of this Agreement.

          7.5    Waiver of Unknown and Unanticipated Claims.    It is understood and agreed that the releases as referred to herein are full and final releases by Employee of Employer, and that such full and final releases include, without limitation, all unknown and unanticipated claims, injuries, debts, or damages, as well as those now known or disclosed. With respect to any claims by Employee against Employer, Employee expressly waives the provisions of California Civil Code section 1542 which provides as follows:

    "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

  In that connection, Employee realizes and acknowledges that one or more of the Claims may include losses sustained by Employee on account of Employer, that are presently unknown or unsuspected, and that such losses as were sustained may give rise to additional losses and expenses in the future which are not now anticipated. Nevertheless, Employee acknowledges that this release has been negotiated and agreed upon and that in consideration for the rights and benefits under this Agreement, Employee intends and hereby does release, acquit and forever discharge Employer, and Employer's predecessors, successors, heirs, assigns, executors, administrators, agents, employees, representatives, attorneys, affiliates, subsidiaries, and any and all past or present officers, directors and shareholders of Employer, and all of them, as well as any and all persons acting or allegedly acting by, under, through or in concert with any of them as set forth above, from any and all Claims, including those that are unknown, unsuspected or unforeseen or that are presently unknown and unanticipated.

          7.6  Excepting the obligations set forth in this Agreement and for claims of intentional wrongdoing or gross negligence in the performance of Employee's duties, Employer, and its predecessors, successors, heirs, assigns, executors, administrators, agents, employees, representatives, attorneys, affiliates, subsidiaries, and any and all past or present officers and directors for their part, shall and hereby do release and forever discharge Employee and Employee's predecessors, successors, heirs, assigns, executors, administrators, agents, employees, representatives, attorneys, and all of them, as well as any and all persons acting or allegedly acting by, under, through, or in concert with any of them, against any and all other claims, damages, actions, causes of action, liabilities, judgments, liens, contracts, agreements, rights, debts, suits, obligations, promises, acts, costs and expenses (including, but not limited to, attorneys' fees), damages and charges of whatsoever nature, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, fixed or contingent, or ever filed or prosecuted which Employee may now have, or claims to have, or any time heretofore had, or claimed to have had, against Employer, or any other claims, as a result of things undertaken, said, stated, done or admitted to be done up to and including the date of this Agreement

        8.    Confidentiality of Employer's Proprietary Information.    Employee acknowledges that by reason of his position with Employer, he has been given access to confidential, proprietary information, trade secrets or materials respecting Employer's business affairs. Such confidential information includes, but is not limited to, Employer's business strategies, financial results, contractual agreements between Employer and other individuals or entities, strategies and ideas, compilation of information and records which are owned by Employer and are regularly used in operation of Employer's business, customer lists, borrower or depositor lists, loan information, policy manuals, board of directors or committee meeting minutes and attachments, procedures, written descriptions, processes, research projects, protocols or other tangible items and documentation, including computer programs or computer software, reports and marketing information. Employee represents that he has held all such information confidential and will continue to do so. Employee represents and agrees that he shall not disclosed any such confidential information to any others, or take or use for Employee's own purposes, or the purposes of any others. Employee further represents that all notebook or personal computers provided by Employer, files, records, documents, lists policy manuals, board of directors or committee meeting minutes and attachments, equipment, inventions, computer programs, research projects, protocols, processes and similar items relating to the business of Employer, whether prepared by Employee or otherwise coming into Employee's possession, shall remain the exclusive property of Employer and shall not be removed from the premises of Employer. Employee further represents that he does not have in his possession any of the confidential information described in this paragraph and has returned all such confidential information to Employer. Employee agrees that these restrictions shall also apply to (i) confidential information belonging to third parties in the Employer's possession and (ii) confidential information conceived, originated, discovered or developed by Employee during the term of his employment.

        9.    Resolution of Disputes.    Any disputes regarding the rights or obligations of the parties under this Agreement shall be conclusively determined by binding arbitration. The arbitration shall be conducted as follows:

          9.1    Binding Arbitration.    Any dispute between the parties shall be submitted to, and conclusively determined by, binding arbitration in accordance with this paragraph. The provisions of this paragraph shall not preclude any party from seeking injunctive or other provisional or equitable relief in order to preserve the status quo of the parties pending resolution of the dispute, and the filing of an action seeking injunctive or other provisional relief shall not be construed as a waiver of that party's arbitration rights. The arbitration of any dispute between the parties to this Agreement shall be governed by the provisions of the California Arbitration Act (California Code of Civil Procedure sections 1280 et seq., including the provisions contained in section 1283.05).

          9.2    Initiation of Arbitration.    In the case of any dispute between the parties to this Agreement, either party shall have the right to initiate the binding arbitration process provided for in this paragraph by serving upon the other party a demand for arbitration. Notwithstanding any other provision of law, in order to be enforceable a demand for arbitration must be served within sixty (60) days of the date on which a party discovers, or reasonably should have discovered, facts giving rise to a dispute as defined above.

          9.3    Selection of Arbitrators.    Within thirty (30) days of service of a demand for arbitration by either party to this Agreement, the parties shall endeavor in good faith to select a single arbitrator. If they fail to do so within that time period, each party shall have an additional period of fifteen (15) days in which to appoint an arbitrator and those arbitrators within fifteen (15) days shall select an additional arbitrator. If any party fails to appoint an arbitrator or if the arbitrators initially selected by the parties fail to appoint an additional arbitrator within the time specified herein, any party may apply to have an arbitrator appointed for the party who has failed to appoint, or to have the additional arbitrator appointed, by the presiding judge for the Superior Court, Sutter County, California. If the presiding judge, acting in his or her personal capacity, is unable or unwilling to appoint the additional arbitrator, the arbitrator shall be selected in accordance with California Code of Civil Procedure section 1281.6.

          9.4    Location of Arbitration.    Any arbitration hearing shall be conducted in Sutter County, California.

          9.5    Applicable Law.    The law applicable to the arbitration of any dispute shall be the law of the State of California, excluding its conflicts of law rules.

          9.6    Arbitration Procedures.    Except as otherwise provided in this paragraph, the arbitration shall be governed by the California Arbitration Act (Code Civ. Proc. §§ 1280 et seq.). In addition, either party may choose, at that party's discretion, to request that the arbitrators resolve any dispositive motions prior to the taking of evidence on the merits of the dispute. By way of example, such dispositive motions would include, but not be limited to, those which would entitle a party to summary judgment or summary adjudication of issues pursuant to Code of Civil Procedure section 437c or resolution of a special defense as provided for at Code of Civil Procedure section 597. In the event a party to the arbitration requests that the arbitrators resolve a dispositive motion, the arbitrators shall receive and consider any written or oral arguments regarding the dispositive motion, and shall receive and consider any evidence specifically relating thereto, and shall render a decision thereon, before hearing any evidence on the merits of the dispute. The arbitration shall proceed with due dispatch after the appointment of the final arbitrator. Such decision shall be in such written form that a judgment may be entered on it in any court of competent jurisdiction in the State of California.

          9.7    Limitation on Scope of Arbitrators' Award or Decision.    Employer and Employee agree that if the arbitrators find any disputed claim to be meritorious, the arbitrators shall have the authority to order legal and/or equitable relief appropriate to the claim.

          9.8    Costs of Arbitration; Attorneys' Fees.    Employer shall bear the costs of the arbitration and each party shall bear their own attorneys' fees. However, at the conclusion of the arbitration, Employer and Employee agree that the arbitrators shall award to the prevailing party's attorneys' fees and such costs as are routinely recoverable in a judicial proceeding included by that party as a result of participating in the arbitration process.

          9.9    Acknowledgment of Consent to Arbitration.    NOTICE: BY EXECUTING THIS AGREEMENT YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE "RESOLUTION OF DISPUTES" PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY EXECUTING THIS AGREEMENT, YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO APPEAL UNLESS SUCH RIGHTS ARE SPECIFICALLY INCLUDED IN THE "RESOLUTION OF DISPUTES" PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR EXECUTION OF THIS AGREEMENT INDICATING YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

          BY EXECUTING THIS AGREEMENT, YOU ARE INDICATING THAT YOU HAVE READ AND UNDERSTOOD THE FOREGOING AND UNDERSTAND THAT BY EXECUTING THIS AGREEMENT YOU AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THIS ARBITRATION OF DISPUTES PROVISION TO NEUTRAL ARBITRATION.

          WE HAVE READ AND UNDERSTOOD THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THIS ARBITRATION OF DISPUTES PROVISION TO NEUTRAL ARBITRATION.

          INITIALS OF EMPLOYER'S AUTHORIZED REPRESENTATIVES:

            DAO     and     KRW    .

        INITIALS OF EMPLOYEE:     LH

        10.    Waiver of Jury Trial.    EMPLOYER AND EMPLOYEE EACH HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY PRESENT OR FUTURE MODIFICATION HEREOF OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM THEM RESPECT TO THIS AGREEMENT (AS NOW OR HEREAFTER MODIFIED) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR ANY COURSE OR CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), IN EACH CASE WHETHER SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION IS NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF ANY RIGHT THEY MIGHT OTHERWISE HAVE TO TRIAL BY JURY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EMPLOYER AND EMPLOYEE TO ENTER INTO THIS AGREEMENT.

        11.    Confidentiality of Terms of Agreement.    In further consideration for the rights and benefits provided by this Agreement, Employee agrees that all terms and conditions of this Agreement shall forever remain confidential and shall not be disclosed to third parties, except as required by law. Notwithstanding this confidentiality provision, the Employee may disclose the terms and conditions of this Agreement to their attorneys or accountants for tax reporting purposes or as they may be compelled pursuant to legal process issued by a court of competent jurisdiction. Notwithstanding this confidentiality provision, Employer may disclose the terms and conditions of this Agreement, as it deems necessary in its own discretion.

        12.    Entire Agreement.    This document constitutes the entire agreement between the parties, all oral agreements being merged herein, and supersedes all prior representations and agreements. There are no representations, agreements, arrangements, or undertakings, oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed herein.

        13.    Waiver.    Any of the terms or conditions of this Agreement may be waived at any time by the party entitled to the benefit thereof, but no such waiver shall affect or impair the right of the waiving party to require observance, performance or satisfaction either of that term or condition as it applies on a subsequent occasion or of any other term or condition hereof.

        14.    Amendment.    The provisions of this Agreement may be modified or amended at any time by agreement of the parties. Any such amendment or modification as hereinafter may be made, shall be ineffective to modify this Agreement in any respect unless in writing and signed by the party or parties against whom enforcement of the modification or amendment is sought.

        15.    Representation by Counsel.    This Agreement has been carefully read by the parties and the contents hereof are known and understood by all parties. The parties have each received independent legal advice from attorneys of their choice with respect to the preparation, review and advisability of executing this Agreement. Prior to the execution of this Agreement by each party, the parties' attorneys reviewed the Agreement, and the parties acknowledge that they have executed this Agreement after independent investigation and without fraud, duress or undue influence.

        16.    No Admissions.    The purpose of this Agreement is to settle claims that are denied and are contested. The parties enter into this Agreement with the costs and risks of litigating and appealing the

Action in mind. Nothing contained in this Agreement shall be deemed as an admission of any kind by Employer or Employee.

        17.    Severability.    If any provision of this Agreement is adjudicated by a court of competent jurisdiction to be invalid or enforceable, the remainder of the Agreement which can be given full force and effect without the invalid provision shall continue in full force and effect and shall in no way be impaired or invalidated.

        18.    Attorneys' Fees; Prejudgment Interest.    If the services of an attorney are required by any party to secure the performance of this Agreement or otherwise upon the breach or default of another party to this Agreement, or if any judicial remedy or arbitration is necessary to enforce or interpret any provision of this Agreement or the rights and duties of any person in relation thereto, the prevailing party shall be entitled to reasonable attorneys' fees, costs and other expenses, in addition to any other relief to which such party may be entitled. Any award of damages following judicial remedy or arbitration as a result of the breach of this Agreement or any of its provisions shall include an award of prejudgment interest from the date of the breach at the maximum amount of interest allowed by law.

        19.    Succession.    Subject to the provisions otherwise contained in this Agreement, this Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of each of the respective parties hereto.

        20.    Governing Law and Consent to Jurisdiction.    The rights and obligations of the parties, and the interpretation and performance of this Agreement, shall be governed by the laws of the State of California, excluding its conflict of law rules. To the maximum extent permitted by law, the parties agree that all actions or proceedings arising in connection with this Agreement shall be tried and determined in the Superior court of the State of California, in and for the County of Sutter.

        21.    Notices.    Any notice under this Agreement shall be in writing, and any written notice or other document shall be deemed to have been duly given (i) on the date of personal service on the parties, (ii) on the third business day after mailing, if the document is mailed by registered or certified mail, (iii) one day after being sent by professional or overnight courier or messenger service guaranteeing one-day delivery, with receipt confirmed by the courier, or (iv) on the date of transmission if sent by telegram, telex, telecopy or other means of electronic transmission resulting in written copies, with receipt confirmed. Failure to give notice in accordance with any of the foregoing methods shall not defeat the effectiveness of notice actually received by the addressee.

        22.    Captions.    All paragraph captions are for reference only and should not be considered in construing this Agreement.

        23.    Non-assignability.    This Agreement shall not be assigned by any party without the prior written consent of the other parties. Any assignment contrary to the provisions of this Agreement shall be deemed a default under the Agreement, allowing the non-defaulting parties to exercise all remedies available under law.

        24.    Counterparts.    The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one-in-the-same document.

        25.    Banking Regulatory Agencies.    The obligations and rights of the parties hereunder are expressly conditioned upon the approval or non-disapproval of this Agreement, in the event such approvals are required, by those banking regulatory agencies that have jurisdiction over Employer.

Dated:	5/8/02	/s/ LARRY HARTWIG EMPLOYEE
CALIFORNIA INDEPENDENT BANCORP
Dated:	5/8/02	By:	DAVID A. OFFUTT
		Its:	Chairman
FEATHER RIVER STATE BANK
Dated:	5/8/02	By:	DAVID A. OFFUTT
		Its:	Chairman

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  Exhibit 10.37
SEVERANCE AGREEMENT AND RELEASE OF CLAIMS